EXHIBIT 99

D&E COMMUNICATIONS, INC	NEWS RELEASE

FOR IMMEDIATE RELEASE	CONTACT PERSON:
August 12, 2003	W. Garth Sprecher
(717)738-8304

D&E Communications Reports Second Quarter Results

Ephrata, Pennsylvania –D&E Communications, Inc. (“D&E”) (Nasdaq: DECC), a leading provider of integrated communications services in central and eastern Pennsylvania, today announced the following operating results:

(Unaudited)

(in thousands except per share amounts)

	Quarter Ended June 30,			Six Months Ended June 30,

	2003	2002	Change	2003	2002	Change

Operating revenues	$43,287	$26,830	$16,457	$85,372	$46,407	$38,975
Operating expenses	36,820	27,521	9,299	73,702	46,861	26,841

Operating income (loss)	6,467	(691)	7,158	11,670	(454)	12,124
Total other income (expense)	(5,212)	(5,555)	343	(9,629)	(6,731)	(2,898)
Income taxes (benefit)	428	(2,288)	2,716	743	(2,437)	3,180
Dividends on utility preferred stock	17	17	—	33	33	—

Income (loss) from continuing operations	810	(3,975)	4,785	1,265	(4,781)	6,046
Discontinued operations	(46)	55,779	(55,825)	(53)	55,776	(55,829)
Cumulative effect of accounting changes	—	—	—	260	—	260

Net income	$764	$51,804	$(51,040)	$1,472	$50,995	$(49,523)

Basic and Diluted
Earnings Per Common Share	$0.05	$4.83	$(4.78)	$0.10	$5.64	$(5.54)

Net income in the quarter and six months ended June 30, 2002, was affected by the sale of our D&E Wireless joint venture interest in April 2002, which resulted in a gain of $55,785 after taxes with no similar transaction in 2003. The sale of our Paging business in May of 2003 was reported with minor discontinued losses in each period presented.

“During the second quarter of 2003 we completed the sale of our paging businesses and have begun focusing our attention on expanding other products that we believe will generate better growth opportunities in the future,” said G. William Ruhl, CEO of D&E. “Growth in our edge-out market access lines was over 13% in the six months of 2003, more than four times the number of lost access lines we – and the industry in general – are experiencing in the regulated RLEC areas. We also have made significant progress in combining our billing systems into one enhanced package. As we pursue these initiatives, it is our goal to continue to deliver the excellent service our customers have come to know and expect from us.”

“We were also pleased to end the second quarter by reaching a milestone when we became part of the Russell 3000 Index,” Ruhl said.

Results of Operations

The following table is a summary of our operating results by segment for the three months ended June 30, 2003 and 2002:

			Internet	Systems	Conestoga	Corporate, Other
	RLEC	CLEC	Services	Integration	Wireless	and Eliminations	Total Company

June 30, 2003 (1)
Revenues – External	$25,982	$8,697	$1,328	$6,227	$—	$1,053	$43,287
Revenues – Intercompany	1,869	175	169	4	—	(2,217)	—

Total Revenues	27,851	8,872	1,497	6,231	—	(1,164)	43,287

Depreciation and Amortization	7,784	994	182	416	—	200	9,576
Other Operating Expense	11,479	8,784	1,458	6,966	—	(1,448)	27,244

Total Operating Expenses	19,263	9,778	1,640	7,382	—	(1,243)	36,820

Operating Income (Loss)	$8,588	$(906)	$(143)	$(1,151)	$—	$79	$6,467

June 30, 2002 (1)
Revenues – External	$14,867	$3,903	$981	$5,996	$765	$318	$26,830
Revenues – Intercompany	955	120	37	18	6	(1,136)	—

Total Revenues	15,822	4,023	1,018	6,014	771	(818)	26,830

Depreciation and Amortization	4,740	479	113	359	—	156	5,847
Other Operating Expenses	9,951	4,612	1,087	6,313	1,175	(1,464)	21,674

Total Operating Expenses	14,691	5,091	1,200	6,672	1,175	(1,308)	27,521

Operating Income (Loss)	$1,131	$(1,068)	$(182)	$(658)	$(404)	$490	$(691)

(1)	We acquired Conestoga Enterprises, Inc. on May 24, 2002.

Consolidated operating revenues from continuing operations increased $16,457, or 61.3%, to $43,287 for the second quarter ended June 30, 2003, from $26,830 in the same period of 2002. The revenue increase was primarily due to the inclusion of Conestoga’s revenues for a full quarter in 2003, compared to only one month in 2002, after the May 24, 2002 acquisition. Two notable offsets to the increase were, (i) the sale of Conestoga Wireless in January 2003 resulted in decreased revenue of $771, and (ii) a decrease of $1,621 in the Systems Integration Segment attributable to the slow economy.

Consolidated operating income from continuing operations increased $7,158, to $6,467, for the second quarter of 2003, from a loss of $691 in the same period of 2002. Operating income as a percentage of revenue increased to 14.9% in the second quarter of 2003 compared to a negative 2.6% in the same period of 2002.

Other income and expense was a net expense of $5,212 in the second quarter of 2003 compared to a net expense of $5,555 in the same period of 2002. Interest expense increased to $4,602 in the second quarter of 2003, compared to $2,048 in the same period of 2002, primarily as a result of increased borrowings to complete the Conestoga acquisition on May 24, 2002. In the second quarter of 2002 a loss of $2,999 was recognized on an other-than-temporary loss on investments.

Income taxes were $428 in the second quarter of 2003 compared to a benefit of $2,288 in the same period of 2002. In April 2002, we sold our D&E Wireless joint venture interest for a gain of $55,785 after taxes with no similar transaction in 2003. Discontinued paging operations resulted in a loss of $46 after taxes in the second quarter of 2003 versus a loss of $6 in the second quarter of 2002, which did not include Conestoga’s paging business before the acquisition. Our net income was $764, or $0.05 per share, in the second quarter of 2003 compared to $51,804, or $4.83 per share, in the second quarter of 2002. The $4.83 per share amount is made up of a loss from continuing operations of $0.37 and an income from discontinued operations of $5.20.

Second Quarter Segment Results

Total RLEC revenues grew 76.0%, to $27.9 million, in the second quarter of 2003, from $15.8 million in the same period last year. The Conestoga acquisition added $11.4 million of revenue, while the D&E RLEC revenues increased $0.6 million from the same period of 2002. D&E’s RLEC local telephone service revenues increased 6.5%, to $3.7 million, in the second quarter of 2003 from $3.5 million in the same period of 2002, driven by rate increases effective in July 2002. D&E’s RLEC network access revenues increased 7.4%, to $6.0 million, in the quarter, from $5.6 million recorded in the same period last year, as a result of higher call volumes partially offset by a decrease in certain rate elements of access revenues. Total RLEC operating income increased to $8.6 million for the quarter from $1.1 million in the same period last year. The Conestoga acquisition added $4.5 million to RLEC operating income while D&E’s RLEC operating income increased $3.0 million.

Total CLEC revenues grew 120.5% for the second quarter of 2003, to $8.9 million from $4.0 million in the same period last year, driven by new customer additions and the Conestoga acquisition, which acquisition accounted for $4.0 million of the increase. Operating expenses increased $4.7 million, to $9.8 million, over the same period, and operating loss improved 15.2% to a $0.9 million loss (negative 10.2% of revenue), in the second quarter of 2003 compared to a $1.1 million loss (negative 26.5% of revenue) in the same period last year.

The Internet Services segment revenues grew 47.1% for the second quarter of 2003, to $1.5 million in revenues, from $1.0 million in the same period of last year. The Conestoga acquisition accounted for 55%, or $0.3 million, of this increase while the remainder of the growth was primarily from increases in the subscriber base. Internet Services’ operating loss for the second quarter of 2003 decreased to $0.1 million (negative 9.6% of revenue) from an operating loss of $0.2 million (negative 17.9% of revenue) in the same period last year.

Systems Integration revenues increased 3.6% for the second quarter of 2003 to $6.2 million from $6.0 million in the first quarter 2002. The change included $1.8 million from Conestoga businesses offset by decreased D&E product sales of $1.4 million and service related revenues of $0.2 million. We believe the decrease primarily related to reductions in customer spending for communications related infrastructure and consulting services. Systems Integration operating loss increased to $1.2 million in the second quarter of 2002 from a loss of $0.7 million in the same period last year.

The Conestoga Wireless segment was sold on January 14, 2003 and therefore shows no activity in the second quarter of 2003 versus revenues of $0.8 million after the May 24, 2002 Conestoga Acquisition in 2002. The results of the Conestoga wireless segment held for sale are not reported in discontinued operations because D&E has continuing involvement after the sale as a result of D&E’s continued guarantees on wireless tower site leases and D&E’s responsibilities under a Build-to-Suit Agreement.

Selected Operating Statistics

	June 30, 2003	December 31, 2002	Change

RLEC Lines	144,374	145,310	-0.6%
CLEC Lines	34,212	30,200	+13.3%
DSL Subscribers	6,385	5,615	+13.7%
Dial-up Subscribers	13,022	12,652	+2.9%
Web Hosting Customers	759	651	+16.6%

Other Matters

On May 24, 2002, D&E completed its acquisition of Conestoga Enterprises, Inc., a neighboring rural local exchange carrier providing integrated communications services throughout the eastern half of Pennsylvania. The integration process has progressed on plan through the second quarter of 2003.

This press release contains forward-looking statements. These forward-looking statements are found in various places throughout this press release and include, without limitation, statements regarding financial and other information. These statements are based upon the current beliefs and expectations of D&E’s management concerning the development of our business, are not guarantees of future performance and involve a number of risks, uncertainties, and other important factors that could cause actual developments and results to differ materially from our expectations. These factors include, but are not limited to, the risk that Conestoga’s business will not be successfully integrated into D&E; the costs related to the transaction; the significant indebtedness of the combined company; and other key factors that we have indicated could adversely affect our business and financial performance contained in our past and future filings and reports, including those filed with the United States Securities and Exchange Commission. D&E undertakes no obligation to revise or update its forward-looking statements whether as a result of new information, future events, or otherwise.

D&E Communications, Inc. is a provider of integrated communications services to residential and business customers in markets throughout central and eastern Pennsylvania. D&E offers its customers a comprehensive package of communications services including local and long distance telephone service, high-speed data services and Internet access service. D&E also provides business customers with systems integration services including voice and data network solutions.